FOR IMMEDIATE RELEASE
CONTACT:
Peter J. Prygelski, CFO, 21st Century Holding Company
(954) 308-1252 or (954) 581-9993

21st CENTURY HOLDING COMPANY REPORTS
THIRD QUARTER RESULTS & REITERATES GUIDANCE

Lauderdale Lakes, Florida, November 5, 2007 - 21st Century Holding Company (Nasdaq: TCHC), today reported results for the quarter ended September 30, 2007 (see attached tables).

For the three months ended September 30, 2007, the Company reported net income of $1,868,802, or $0.24 per share on 7,891,650 average undiluted shares outstanding, as compared to net income of $3,029,285, or $0.40 per share on 7,560,872 average undiluted shares outstanding in the same three month period last year. On a diluted share basis, the Company reported earnings of $0.24 per share, based on 7,948,385 average diluted shares outstanding for the same three month period, as compared to $0.40 per share on 7,562,563 average diluted shares outstanding for the three months ended September 30, 2006. The third quarter was impacted by a $2.8 million assessment which was imposed on the Company by the Florida Insurance Guarantee Association (“FIGA”). This assessment centers on the Company’s statutory requirement to participate in funding for the insolvency of other property and casualty insurance carriers that operated within the state of Florida. Upon regulatory approval, this assessment will be fully recouped by the Company through policy surcharges over an anticipated twelve-month period and reflected in the results of operations accordingly. Excluding this charge, the Company’s earnings would have been $0.22 per share greater.

For the nine months ended September 30, 2007, the Company reported net income of $13,190,036, or $1.66 per share on 7,927,366 undiluted shares versus net income of $17,947,156 or $2.41 per share on 7,433,953 undiluted shares in the same nine month period last year. On a diluted share basis, the Company reported earnings of $1.64 per share, based on 8,050,983 average diluted shares outstanding for the same nine month period, as compared to $2.27 per share based on 7,912,077 average diluted shares outstanding for the nine months ended September 30, 2006.

Net premiums earned increased $5.5 million or 25.2% to $27.2 million for the three months ended September 30, 2007, as compared to $21.7 million for the same three-month period last year. Net premium earned increased $2.1 million or 2.9% to $74.4 million for the nine months ended September 30, 2007, as compared to $72.3 million for the same nine month period last year.

Total revenues increased $4.8 million or 19.4% to $29.6 million for the three months ended September 30, 2007, as compared to $24.8 million for the same three-month period last year. Total revenues increased $7.4 million or 9.0% to $89.6 million for the nine months ended September 30, 2007, as compared to $82.2 million for the same nine month period last year.

Edward J. (Ted) Lawson, Chief Executive Officer and Chairman, said, “Even with this charge to earnings, we believe our fourth quarter will be significantly more profitable and we are hereby reiterating guidance that the Company will report earnings of approximately $2.50 per share for calendar year 2007.”

Mr. Lawson continued, “The significant events that occurred in our third quarter are as follows:
1.	The Company is now debt free for the first time in its history.
2.	Surplus in both of the Company’s insurance subsidiaries, American Vehicles Insurance Company and Federated National Insurance Company, is at record levels.
3.
The Company’s subsidiary, American Vehicle Insurance Company, was approved to write commercial general liability business in California on an Excess & Surplus basis. This license will, over time, become a significant driver of future growth and earnings for the Company.

4.	The Company’s reinsurance costs continue to drop, with another drop in costs coming in our fourth quarter.
5.	The Company increased its reserve levels at quarter end for both insurance subsidiaries.”

Mr. Lawson concluded saying, “Overall, I believe the Company had a solid third quarter and going forward we expect to report record earnings for the fourth quarter of approximately $0.80 per share.”

The Company will hold an investor conference call at 4:30 PM (ET) today, November 5, 2007. Mr. Lawson and Peter J. Prygelski, the Company’s Chief Financial Officer, will discuss the financial results and review the outlook for the Company. Messrs. Lawson and Prygelski invite interested parties to participate in the conference call. Listeners can access the conference call by dialing toll free 888-460-6235, conference ID 21042064. Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A replay of the conference call will be available for 7 days at 800-642-1687.

About the Company
The Company, through its subsidiaries, underwrites commercial general liability insurance, homeowners’ property and casualty insurance, flood insurance and personal automobile insurance in the State of Florida. The Company underwrites general liability coverage as an admitted carrier in the States of Louisiana, Texas and Alabama for more than 300 classes of business, including special events. The Company is approved to operate as a surplus lines/non-admitted carrier in the States of Georgia, Kentucky, Virginia, South Carolina, Missouri, Arkansas, Nevada, Maryland and California offering the same general liability products. The Company is licensed and has the facilities to market and underwrite other insurance carriers’ lines of business, as well as to process and adjust claims for third party insurance carriers. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of certain third party insurance companies.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; ability to obtain regulatory approval for applications to underwrite in an additional jurisdiction or for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against the Company and any settlement thereof; risks related to the nature of the Company’s business; dependence on investment income and the composition of the Company’s investment portfolio; the adequacy of the Company’s liability for loss and loss adjustment expense; insurance agents; claims experience; limited experience in the insurance industry; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods.
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21st CENTURY HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenue:	2007	2006	2007	2006
Gross premiums written	$16,063,633	$24,669,503	$109,715,866	$111,031,248
Gross premiums ceded	(30,736,350)	(57,378,252)	(46,545,180)	(60,750,033)

Net premiums written	(14,672,717)	(32,708,749)	63,170,686	50,281,215

Increase in prepaid reinsurance premiums	19,321,814	42,060,048	1,503,984	32,795,387
Decrease in unearned premiums	22,532,155	12,356,106	9,693,313	(10,821,117)
Net change in prepaid reinsurance premiums and unearned premiums	41,853,969	54,416,154	11,197,297	21,974,270

Net premiums earned	27,181,252	21,707,405	74,367,983	72,255,485
Finance revenue	116,357	335,181	462,968	1,467,324
Managing general agent fees	178,129	602,119	1,600,174	1,983,107
Net investment income	2,328,718	1,572,606283	6,028,654	4,380,885
Net realized investment (losses) gains	(1,441,182)	263,072	(1,489,227)	742,624
Other income	777,517	(169,715)	1,756,735	779,534

Total revenue	29,571,321	24,770,427	89,649,173	82,227,230

Expenses:
Loss and loss adjustment expenses	14,849,851	10,270,956	38,610,206	27,182,957
Operating and underwriting expenses	3,883,616	3,779,909	10,948,979	8,392,485
Salaries and wages	1,775,041	1,698,993	5,064,909	5,309,465
Interest expense	27,824	135,168	173,077	545,455
Policy acquisition costs, net of amortization	5,379,240	4,998,739	14,895,770	13,043,776

Total expenses	25,915,572	20,883,765	69,692,941	54,474,138

Income before provision for income tax expense	3,655,749	3,886,662	19,956,232	27,753,092
Provision for income tax expense	1,786,947	857,377	6,766,196	9,805,936
Net income	$1,868,802	$3,029,285	$13,190,036	$17,947,156
Basic net income per share	$0.24	$0.40	$1.66	$2.41
Fully diluted net income per share	$0.24	$0.40	$1.64	$2.27

Weighted average number of common shares outstanding	7,891,650	7,560,872	7,927,366	7,433,953

Weighted average number of common shares outstanding (assuming dilution)	7,948,385	7,562,563	8,050,983	7,912,077

Dividends paid per share	$0.18	$0.12	$0.54	$0.36

21st CENTURY HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ending
	09/30/07	12/31/06
Total Cash & Investments	$162,010,205	$142,750,333
Total Assets	$218,350,767	$212,133,886
Unpaid Loss and Loss Adjustment Expense	$50,319,564	$39,615,478
Total Liabilities	$139,198,313	$145,940,468
Total Shareholders’ Equity	$79,152,454	$66,193,418
Common Stock Outstanding	7,999,311	7,896,919
Book Value Per Share	$9.89	$8.38

Premium Breakout
	3 Months Ending		9 Months Ending
Line of Business	09/30/07	09/30/06	09/30/07	09/30/06
	(Dollars in thousands)		(Dollars in thousands)
Homeowners’	$8,513	$15,907	$82,472	$80,865
General Liability	7,377	8,293	25,601	24,750
Automobile	174	469	1,642	5,416

Gross Written Premiums	$16,064	$24,670	$109,716	$111,031

Commercial General Liability
Written Premium by State
	3 Months Ending		9 Months Ending
State	09/30/07	09/30/06	09/30/07	09/30/06
	(Dollars in thousands)		(Dollars in thousands)
Florida	$4,563	$5,428	$17,067	$18,169
Georgia	208	660	800	1,230
Kentucky	--	--	5	--
Louisiana	1,365	1,380	4,047	4,234
South Carolina	47	--	134	--
Texas	1,194	825	3,516	1,117
Virginia	--	--	32	--

Gross Written Premiums	$7,377	$8,293	$25,601	$24,750

Loss Ratios
	3 Months Ending		9 Months Ending
Line of Business	09/30/07	09/30/06	09/30/07	09/30/06
Homeowners’	28.78%	63.40%	43.03%	36.00%
General Liability	95.30%	18.01%	55.54%	17.76%
Automobile	260.11%	64.18%	165.72%	78.43%
All Lines	54.63%	47.32%	51.92%	37.62%